Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
Waste Services, Inc
Burlington, Ontario, Canada
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2006 except for Note 3 which is as of October 23, 2006 relating to the consolidated financial statements of Waste Services, Inc. (the “Company”) appearing in the Company’s Form 8-K filed on December 7, 2006.
We also hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2006 relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 14, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
/s/ BDO Seidman, LLP
Phoenix, Arizona
January 26, 2007